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                                                                    Exhibit 11


                            THE PIONEER GROUP, INC.

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                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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COMPUTATION FOR CONSOLIDATED
STATEMENT OF INCOME                                           THREE MONTHS ENDED MARCH 31,
- -------------------                                           ----------------------------

                                                                    1995           1994
                                                                    ----           ----
NET INCOME (1)                                                  $     5,797     $    11,891
                                                                ===========     ===========

SHARES
        Weighted average number of
        common shares outstanding (2)                            24,790,000      24,656,000


        Dilutive effect of stock options and restricted
        stock proceeds as common stock
        equivalents computed under the treasury
        stock method using the average price
        during the period (2)                                       419,000         630,000

WEIGHTED AVERAGE NUMBER OF SHARES
        outstanding as adjusted (1) (2)                          25,209,000      25,286,000
                                                                ===========     ===========


EARNINGS PER SHARE (1) (2)                                      $      0.23     $      0.47
                                                                ===========     ===========
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(1) These amounts agree with the related amounts in the Consolidated Statement of Income.
(2) Adjusted for December 1, 1994, 2-for-1 stock split effected in the form of a 100% stock dividend.

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